Exhibit 99.1

eMagin Posts Record Revenue and Net Income in 2010

- Surpasses Midpoint of 2010 Revenue Guidance; Revenues Rise 28% to $30.5M –
– 4Q10 Revenues of $8M Reflect Growth in the Global OLED Microdisplay Market –

BELLEVUE, Wash.--(BUSINESS WIRE)--March 16, 2011-- eMagin Corporation (NYSE Amex: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, issued financial results for its fourth quarter and full year ending December 31, 2010.

Andrew Sculley, eMagin’s president and chief executive officer, commented, "eMagin posted strong financial and operating results in 2010, delivering higher product and contract revenues through our ongoing business, improving profitability and winning of important new contracts that will contribute income in future periods.  Revenues increased by 28%, as the Company has been able to tap increased demand for its proprietary OLED microdisplays in the military and industrial market segments, while expanding a global revenue base represented by 185 customers in 32 countries.  While our customer base is increasingly mixed in terms of market segment and diversified geographically, with 34% of our revenues coming from overseas, it is also encouraging to us that repeat customers and research contract extensions constitute a large percentage of our total revenues. This results in product sales and research contracts that provide income over multi-year periods and gives us improved visibility on future performance.  The ability to retain customers and expand existing business relationships helped us to exceed the midpoint of our annual revenue guidance and post revenues of $30.5 million,” commented Andrew Sculley, eMagin’s president and chief executive officer.

“Revenues for the fourth quarter climbed by 19% to $8.0 million, driven by increased shipments of our high-resolution OLED microdisplays, which because of their low power usage, high contrast image, and portability are gaining traction within soldier modernization and other military programs. Ongoing shipments of microdisplays to Sagem for use in the French Army’s integrated soldier system, and to OASYS for use in the U.S. Army's Thermal Weapon Sight Remote Viewer, continued under subcontracts that were won respectively in 2006 and 2009, and are expected to continue contributing to revenues for several more years.  Similarly, eMagin’s shipments to ITT Corporation under a recently awarded program for the U.S. Army’s Enhanced Night Vision Goggle, are expected to ramp up gradually in the next twelve to eighteen months with the bulk of the potential revenues contributing in the three years following the initial ramp-up period,” added Mr. Sculley.

Quarterly Results
eMagin Corporation generated revenue of $8.0 million for the fourth quarter of 2010 on increased product and contract sales, a 19% increase as compared to 4Q09. Gross margin was 62% of revenue on gross profit of $4.9 million for the quarter, compared to a gross margin of 58% on gross profit of $3.9 million in the equivalent period in 2009. The year-over-year improvement in gross margins was achieved through increased sales of higher-margin custom displays that are designed for customers’ exclusive use and a $579,000 adjustment to a warranty reserve, which reflects a lower return rate as the Company’s product continues to be more reliable than in the past. The sale of higher margin units and the warranty adjustment together offset some higher costs that resulted from delaying scheduled preventative maintenance normally conducted in the third quarter until early 2011.

Operating expenses in the quarter rose by 50% as compared to the result in the fourth quarter of 2009.  As a percentage of revenues, operating expenses were a 46% as compared to 36% in the same period last year.  The entire increase was due to special charges for the accrual of a $650,000 settlement expense related to litigation with a former executive and the associated $300,000 of legal expenses. Excluding these litigation-related expenses of approximately $950,000, operating expenses as a percentage of revenues were less than in the prior year.  Operating income for the fourth quarter of 2010 was $1.3 million.  Excluding the previously- mentioned special litigation related expenses, operating income would have been $2.2 million, a 47% increase as compared to the $1.5 million recorded in the fourth quarter of 2009.

Net income for the fourth quarter of 2010 was $10.2 million or $0.32 per diluted share versus $1.3 million or $0.05 per diluted share in the equivalent period of the prior year.  This substantial increase reflects improved performance in the quarter as well as the impact of a tax benefit from a $9.1 million valuation allowance adjustment resulting from the Company’s net operating loss (“NOL”) carryforward taken in the fourth quarter. Excluding the impact of the tax benefit and the litigation-related expenses, diluted earnings per share for the fourth quarter was $0.07.

Full Year Results

eMagin Corporation generated revenue of $30.5 million in 2010, an increase of 28% over the previous year.  Annual product revenues increased by 19% over the amount recorded during 2009, reflecting an improved product line and sales effort, while contract revenues rose by 70% or $2.8 million. Gross profit for the year totaled $18.4 million, while gross margin increased to 61% over the 57% gross margin recorded in 2009.

Operating expenses as a percentage of revenues were 41% in 2010, as compared to 37% in the prior year.  The result reflects higher SG&A from the severance expense accrual in the second quarter as well as the previously mentioned settlement and the aforementioned settlement-related, litigation expenses recorded primarily during the second half of the year.  Without these expenses, operating expenses would have been 34% of revenues as compared to 37% last year.

Operating income for the year totaled $6.0 million as compared to $4.8 in 2009.  Net income in 2010 grew to $14.8 million or $0.49 per diluted share including the $0.30 per share impact from the valuation allowance adjustment resulting from the Company’s NOL carryforward as compared to the $4.3 or $0.17 per diluted share recorded last year.  Excluding the previously mentioned special charges related to severance, a settlement with a former executive and related litigation expenses, net income would have totaled $0.56 per diluted share.

eMagin continued to see steady improvement in its financial position due to strong cash generation by operations and the absence of debt on the balance sheet. The Company’s cash position, including cash equivalents and certificates of deposit, of $12.4 million as of December 31, 2010, was more than double the balance of $5.4 million at the end of 2009, and higher than the $10.3 million recorded on September 30, 2010, a result which reflects cash from operations of approximately $8.3 million offset by approximately $2.3 million which was invested in equipment.  During 2010, eMagin continued to fund its activities and the expansion of its business in military, industrial and consumer markets exclusively through cash generated by operations.

2010 Highlights

•
eMagin was awarded a subcontract by ITT Corporation for the supply of display beam combiner assemblies (DBCA), including eMagin's OLED-XL microdisplays. The U.S. Army awarded a contract to ITT's Night Vision & Imaging business units for the Enhanced Night Vision Goggle (ENVG). eMagin's subcontract has a potential value of $15.2 million.

•
eMagin was awarded additional subcontracts from two major U.S. Military contractors whose products have received contracts from the U.S. Army under the Enhanced Night Vision Goggle (ENVG) program for the supply of OLED microdisplays.  These two awards have a potential value of $7.6 million and $5.5 million each to the Company. It is noteworthy that eMagin’s microdisplay components are being used by two of three remaining companies in competition for ENVG contracts, excluding the aforementioned subcontract already awarded to eMagin by ITT Corporation.

•
The Company continued to ship microdisplays that serve a variety of military applications under several fielded programs.  Customers included Sagem (FELIN, the French Army’s integrated soldier system), OASYS (U.S. Army's Thermal Weapon Sight Remote Viewer Program), L-3 Communications (optical/display subsystem for U.S. Army, Javelin Soldier-Mounted Anti-Tank Missile System), and Qioptic (Vipir II thermal sight).

•
Soldier modernization programs in NATO countries continue to be an important market for eMagin displays for use in weapons sights, night vision goggles, target designators and helmet-mounted situational awareness.  Production fielding of the FELIN program in France began in 2010 and will continue through 2014.  eMagin OLED displays were also included in Brigade level fielding tests of the U.S. Army’s land warrior program.

•
eMagin completed the design of a 1920 x 1200 resolution display for the U.S. Army’s Telemedicine and Technology Research Center (TATRC).  The microdisplay is the highest resolution microdisplay developed to date by eMagin, and has higher resolution than an HDTV but is of a size less than 1 inch in diagonal. The HD-resolution display will feature more than 7 million sub-pixels and a contrast ratio of 100,000 to 1, while consuming less than 350 milliwatts of power. eMagin will continue to receive contract revenue from this ongoing R&D project for a total of $6.4 million through 3Q11.

•	eMagin’s product reliability improved significantly during 2010, driven by improved processes which contributed to more robust displays, and more effective inspection and testing prior to shipping.

•
The Company reached an agreement to build its first production OLED deposition machine, one that will leverage the latest advances in the Company's proprietary manufacturing processes. The new machine, which will cost approximately $4.0 million, is expected to increase OLED deposition capacity by approximately tenfold, to increase yield significantly and to contribute to substantially more automated processes.  Full integration of the OLED deposition machine to the production line is on track and expected by the end of 2011.

•	In the third and fourth quarters, eMagin delivered custom microdisplays following completion of the design phase of a $3.2 million subcontract for a specialized OLED microdisplay in the first quarter.

•
eMagin shipped additional orders to FLIR Systems, which uses the eMagin OLED microdisplay in its P-series and GLF-series state-of-the-art infrared cameras, which can be used for predictive and preventative maintenance as well as a range of non-destructive industrial inspections.

▪
The Company’s industry-leading OLED microdisplays have been used in the development of two new head mounted display products from Liteye Systems, the LE-720A HMD, a rugged, high performance solution for situational awareness applications, and the LE-800, which is configured to maximize peripheral vision for helmet-mount applications.

•
eMagin was again recognized by Deloitte LLP through inclusion in its annual Fast 500 ranking for the fourth year in a row.  In 2010, eMagin ranked 185th among the fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America.

•
On May 18, 2010, eMagin commenced trading on the NYSE Amex.  The move to this exchange was accomplished as a result of initiatives taken during the last two years to improve the Company’s financial results and position the Company for growth.

Outlook
Based on current market conditions, as well as expectations for continued improvement of eMagin’s design and manufacture of OLED microdisplays and scheduled deliveries under existing contracts, the Company expects to record total revenue of $35 million to $40 million during 2011.

Full Year & Quarterly Report and Conference Call
Full results will be published in the company's 10-K report for the full year and fourth quarter ending December 31, 2010, to be filed on March 16, 2011 with the SEC. Final results will also be available via the Company’s website, www.emagin.com.

In conjunction with its full year and fourth quarter 2010 financial results, eMagin will host a teleconference call and webcast for investors and analysts at 5:00 p.m. ET today, March 16, 2011. To access the call, investors should call 1-800-638-5495 and enter the passcode 27167966. The International callers should dial 1-617-614-3946 and enter the passcode 27167966. A replay of the call will be available from March 16, 2011 at 8:00 p.m. through April 15, 2011. To access the replay, investors should dial 1-888-286-8010 and enter the passcode 75890748, while international callers should dial 1-617-801-6888 and enter the passcode 75890748. The call will also be available as an archived audio webcast on the "Investors" section of eMagin's website, www.emagin.com for four weeks following the call.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The Company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at www.emagin.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

[TABLES TO FOLLOW]

Source: eMagin Corporation

Investors: Paul Campbell, 425-284-5220, pcampbell@emagin.com

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eMAGIN CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(In thousands, except
	share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$7,796	$5,295
Investments – held to maturity	3,100	100
Accounts receivable, net	5,150	4,563
Inventory	1,905	2,179
Prepaid expenses and other current assets	777	687
Total current assets	18,728	12,824
Long-term investments – held to maturity	1,500	—
Equipment, furniture and leasehold improvements, net	3,287	1,021
Intangible assets, net	39	43
Other assets	92	92
Deferred tax asset	9,056	—
Total assets	$32,702	$13,980

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,100	$1,122
Accrued compensation	1,975	956
Other accrued expenses	1,781	791
Advance payments	101	211
Deferred revenue	26	238
Other current liabilities	170	891
Total current liabilities	5,153	4,209

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,679,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,679 issued and outstanding as of December 31, 2010 and 5,739 issued and outstanding as of December 31, 2009	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 21,210,445 shares as of December 31, 2010 and 16,967,244 shares as of December 31, 2009	21	17
Additional paid in capital	209,591	206,664
Accumulated deficit	(182,063)	(196,910)
Total shareholders’ equity	27,549	9,771
Total liabilities and shareholders’ equity	$32,702	$13,980

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended December 31, (unaudited)		For the Year Ended December 31,
	2010	2009	2010	2009

Revenue:
Product	$5,769	$5,216	$23,596	$19,775
Contract	2,194	1,503	6,862	4,047
Total revenue, net	7,963	6,719	30,458	23,822
Cost of goods sold:
Product	1,783	2,048	8,373	7,865
Contract	1,265	782	3,645	2,310
Cost of goods sold	3,048	2,830	12,018	10,175
Gross profit	4,915	3,889	18,440	13,647
Operating expenses:
Research and development	483	618	2,370	1,996
Selling, general and administrative	3,181	1,819	10,055	6,900
Total operating expenses	3,664	2,437	12,425	8,896
Income (loss) from operations	1,251	1,452	6,015	4,751
Other income (expense):
Interest expense	(36)	(49)	(115)	(466)
Other income, net	6	26	16	67
Total other expense, net	(30)	(23)	(99)	(399)
Income (loss) before provision for income taxes	1,221	1,429	5,916	4,352
Income tax (benefit) expense	(9,006)	90	(8,931)	90
Net income (loss)	$10,227	$1,339	$14,847	$4,262

Income (loss) per common share, basic	$0.50	$0.08	$0.77	$0.26
Income (loss) per common share, diluted	$0.32	$0.05	$0.49	$0.17

Weighted average number of shares outstanding:
Basic	20,583,516	16,964,544	19,239,933	16,343,650
Diluted	32,288,364	28,605,470	30,422,133	25,503,200

Non-GAAP Information

	Three Months Ended December 31,		For the Year Ended December 31,
	2010	2009	2010	2009

Net income	$10,227	$1,340	$14,847	$4,262
Severance	175	—	1,144	—
Settlement	650	—	650	—
Adjusted net income	11,052	1,340	16,641	4,262
Non-cash compensation	445	184	1,793	1,110
Depreciation and amortization expense	33	16	86	82
Interest expense	36	49	115	466
Income tax (benefit) expense	(9,006	90	(8,931)	90
Adjusted EBITDA	$2,560	$1,679	$9,704	$6,010